UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

LINDBLAD EXPEDITIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	LIND	The NASDAQ Stock Market LLC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2020, Lindblad Expeditions Holdings, Inc. (the “Company”) announced the appointment of David Goodman as the Company’s new Chief Commercial and Marketing Officer, effective November 9, 2020 (the “Effective Date”).

Mr. Goodman most recently served as Executive Vice President, Marketing and Digital Development at Sotheby's, where he and his team were responsible for numerous initiatives which resulted in record growth in audience (physical/digital), revenue, e-commerce sales, content creation (web, mobile, social, video, print, AR/VR) while incorporating best-in-class technology into client-facing products and processes. Mr. Goodman has spent over 30 years running divisions of global multi-media organizations, overseeing revenue, marketing, content creation, production, product/technology, distribution and oversight of some of the world’s most recognizable brands and properties, at companies including The Madison Square Garden Company, CBS, Warner Bros. and Saban Entertainment.

In connection with Mr. Goodman’s appointment, the Company entered into an employment agreement  and Equity Compensation Letter with Mr. Goodman (together, the “Employment Agreement”) for an initial term of four years commencing on the Effective Date that automatically renews for additional 12 month periods unless either party provides notice of non-renewal at least 60 days before the end of the then-current contract term. The Employment Agreement provides for: (i) an initial annual base salary of $425,000, subject to the 20% base salary reduction that, as of the Effective Date, is in effect for other Company executives; (ii) an annual bonus opportunity through an incentive bonus program established by the Company’s board of directors or its compensation committee to be initially targeted at 75% of annual base salary subject to the attainment of individual and Company performance goals; (iii) an annual equity incentive award to be initially targeted at 100% of annual base salary, subject to the discretion of the Company’s board of directors or its compensation committee; and (iv) a grant (a) to purchase 310,000 shares of the Company’s common stock (the “Options”), and (b) 90,000 Restricted Stock Units, each vesting annually pro rata over a four-year period commencing on the Effective Date under the Company’s 2015 Long-Term Incentive Plan (the “LTIP”); provided, however, that:

●	if Mr. Goodman’s employment is terminated without cause or due to his resignation for good reason, in either case within 12 months of the Effective Date, Mr. Goodman shall vest in 25% of the Options (i.e., the portion of the Options that would have vested on the first anniversary of the Effective Date), effective immediately prior to the date of termination.

●
if Mr. Goodman’s employment is terminated without cause or due to his resignation for good reason, in either case after the first anniversary of the Effective Date and prior to the date the Options have vested in full, Mr. Goodman shall vest in an additional portion of the Options that is prorated for the time worked during the termination year;

●	if Mr. Goodman’s employment terminates without cause or due to his resignation for good reason within one year after a change in control, 100% of the restricted shares and the shares subject to the stock option (to the extent outstanding following such transaction) shall vest.

In addition, if Mr. Goodman’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to continuation of his annual base salary and payment or reimbursement of COBRA premiums for a 12-month period. Upon such termination or his death or disability, Mr. Goodman will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Goodman must execute a general release of claims. Mr. Goodman will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment.

The foregoing description of the employment agreement is qualified in entirety by the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 and 10.2 hereto.

Item 7.01	Regulation FD Disclosure.

On November 11, 2020, the Company issued a press release announcing the appointment described above in Item 5.02. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement by and between Lindblad Expeditions Holdings, Inc. and David Goodman.
Exhibit 10.2	Equity Compensation Letter by and between Lindblad Expeditions Holdings, Inc. and David Goodman.
Exhibit 10.3	Restricted Stock Unit Grant Notice.
Exhibit 99.1	Press Release of Lindblad Expeditions Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

November 11, 2020	By:	/s/ Craig I. Felenstein
Craig I. Felenstein Chief Financial Officer